NEWS BULLETIN

RE:       WEST COAST BANCORP
          4770 Campus Drive, Ste 100
          Newport Beach, CA  92660

From:     The Financial Relations Board, Inc.

TRADED:   NASDAQ-WCBC

Financial Relations Board, Inc. serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.



For Further Information:

AT THE COMPANY:                    AT FRB SAN FRANCISCO:
Frank Smith                        Lise Needham
Chief Financial Officer            180 Montgomery St., Ste 1050
(714) 730-4492                     San Francisco, CA  94104
                                   (415) 986-1591



FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 22, 1994

WEST COAST BANCORP ANNOUNCES AGREEMENT FOR BUSINESS &
PROFESSIONAL BANK TO ACQUIRE SACRAMENTO FIRST NATIONAL BANK

NEWPORT BEACH, CA, June 22, 1994 -- John Joseph, Chairman of the Board of West Coast Bancorp, announced the signing of a definitive agreement among Business & Professional Bank, Sacramento First National Bank and West Coast Bancorp providing for the acquisition of its majority owned subsidiary, Sacramento First National Bank, by Business & Professional Bank. On consummation of the transaction, the outstanding shares of common stock of Sacramento First National Bank will be exchanged for consideration of a combination of approximately $4.0 million in cash, $2.5 million of common stock of Business & Professional Bank and up to $1.0 million of a contingent cash payment. The common stock consideration will be based on Business & Professional Bank's book value per common share as of the end of the month prior to consummation of the transaction.

Completion of the transaction is subject to among other things, the receipt of necessary regulatory approvals from the state and federal agencies as well as the approval of the shareholders of both Business & Professional Bank and Sacramento First National Bank. West Coast Bancorp, the 94% shareholder of Sacramento

First National Bank, has agreed to vote its shares in favor of the transaction.

It is expected that the transaction will close during the fourth quarter of 1994. After completion of the transaction, West Coast Bancorp will have one operating subsidiary, Sunwest Bank headquartered in Tustin, California. West Coast Bancorp intends to contribute a significant portion of the cash proceeds it receives upon consummation of the transaction as additional capital to Sunwest Bank. Sunwest Bank is currently operating under regulatory orders, which require it to increase its capital levels.

At March 31, 1994, Sacramento First National Bank had $120 million in total assets and $8.8 million in stockholders' equity. Originally organized in 1983 as a business oriented commercial bank by founding President John McGrath, Sacramento First National Bank subsequently acquired Sacramento Valley Bank, N.A., by merger in December of 1985. It presently has three banking offices located in the Sacramento area.

As of March 31, 1994, Business & Professional Bank had total assets of $121 million. Operating as a wholesale business bank, it presently maintains three full service banking offices located in Sacramento, Davis and Woodland. As the name implies, Business & Professional Bank specializes in a niche market comprised of professional and general business clients.